Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Todd Andrews
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RESULTS FOR THE FIRST QUARTER

NET EARNINGS INCREASE 11.7%

WOONSOCKET, RHODE ISLAND, May 6, 2003—CVS Corporation (NYSE: CVS), today announced sales and earnings for the first quarter ended March 29, 2003.

Net sales for the first quarter ended March 29, 2003 increased 5.7% to a record $6.31 billion, up from $5.97 billion during the first quarter of 2002. Same store sales (sales from stores open more than one year) for the quarter rose 3.9%, while pharmacy same store sales rose 7.1% and front-end same store sales decreased 2.7%. The Company estimates the Easter shift had a negative impact of approximately 200 basis points on front-end same store sales for the thirteen-week period. Pharmacy same store sales were negatively impacted by approximately 220 basis points for the quarter by recent generic drug introductions, which are being substituted for higher priced brand name drugs. Total pharmacy sales represented 69.4% of total company sales for the quarter. Third party prescription sales were 92.6% of pharmacy sales for the quarter.

Net earnings for the first quarter increased 11.7% to $196.3 million or $0.48 per diluted share, compared with net earnings of $175.7 million or $0.43 per diluted share in the first quarter of 2002. The Company’s first quarter results were driven by a significant improvement in gross margin, which primarily reflects the increased usage of generic pharmaceuticals, and a reduction in markdowns due to better seasonal sell-through.

“I am very pleased with our first quarter results,” stated Tom Ryan, Chairman, President, and Chief Executive Officer of CVS Corporation. “To achieve double-digit earnings growth while we continue to take share both in pharmacy and front store is gratifying in this environment,” continued Mr. Ryan.

For the first quarter, CVS opened 37 new stores, closed 25 and relocated 24 others. As of March 29, 2003, CVS operated 4,099 retail and specialty pharmacy stores in 32 states and the District of Columbia.

As reported in a separate press release today, April sales increased 9.3% to $1.98 billion, compared to $1.81 billion in the prior year period. April same store sales rose 7.1% while pharmacy same store sales increased 7.0% and front-end same store sales increased 7.4%. April sales partially benefited from a later Easter this year, which shifted some holiday sales from March into April. Sales for the combined months of March and April 2003 increased 6.6% compared to the same two months in 2002. Same store sales for the March/April period rose 4.4%, while pharmacy same store sales increased 6.6% and front-end same store sales decreased 0.1%.

The Company will be holding a conference call today for the investment community at 8:30am (EST) to discuss the quarterly results. The call will be simulcast on the Company’s web site for all interested parties. To access the webcast, visit the Company’s web site at http://investor.CVS.com on the Investor

Relations page to hear the call live, or to listen to an archive of the call, which will be available for a one-week period following the call.

CVS is America’s #1 pharmacy dispensing prescriptions in more stores than any other retailer. With annual revenues exceeding $24 billion, CVS has created innovative approaches to serve the healthcare needs of all of our customers through its approximately 4,100 CVS/pharmacy stores; CVS ProCare, its specialty pharmacy business; CVS.com, its online pharmacy; and PharmaCare, its pharmacy benefit management company.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Annual Report on Form 10-K for the fiscal year ended December 28, 2002.

– Tables Follow –

CVS CORPORATION

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
In millions, except per share amounts	March 29, 2003	March 30, 2002
Net sales	$6,312.8	$5,970.7
Cost of goods sold, buying and warehousing costs	4,707.3	4,477.0

Gross margin	1,605.5	1,493.7
Selling, general and administrative expenses	1,191.6	1,122.2
Depreciation and amortization	82.6	75.0

Total operating expenses	1,274.2	1,197.2

Operating profit	331.3	296.5
Interest expense, net	12.6	13.1

Earnings before income tax provision	318.7	283.4
Income tax provision	122.4	107.7

Net earnings	196.3	175.7
Preference dividends, net of income tax benefit	3.6	3.7

Net earnings available to common shareholders	$192.7	$172.0

Basic earnings per common share:
Net earnings	$0.49	$0.44

Weighted average basic common shares outstanding	393.4	391.6

Diluted earnings per common share:(1)
Net earnings	$0.48	$0.43

Weighted average diluted common shares outstanding	405.7	404.7

Dividends declared per common share	$0.0575	$0.0575

(1)    Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.6 million and $1.7 million for the thirteen weeks ended March 29, 2003 and March 30, 2002 respectively.

CVS CORPORATION

Consolidated Balance Sheets

In millions, except share and per share amounts	(Unaudited) March 29, 2003	December 28, 2002
Assets:
Cash and cash equivalents	$648.1	$700.4
Accounts receivable, net	1,106.3	1,019.3
Inventories	3,872.3	4,013.9
Deferred income taxes	213.0	216.4
Other current assets	37.4	32.1

Total current assets	5,877.1	5,982.1
Property and equipment, net	2,316.1	2,215.8
Goodwill	889.0	878.9
Intangible assets, net	367.4	351.4
Deferred income taxes	6.6	6.6
Other assets	209.4	210.5

Total assets	$9,665.6	$9,645.3

Liabilities:
Accounts payable	$1,618.8	$1,707.9
Accrued expenses	1,298.8	1,361.2
Short-term borrowings	—	4.8
Current portion of long-term debt	332.1	32.0

Total current liabilities	3,249.7	3,105.9
Long-term debt	776.1	1,076.3
Other long-term liabilities	261.0	266.1
Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,614,000 shares at March 29, 2003 and 4,685,000 shares at December 28, 2002	246.6	250.4
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 409,265,000 shares at March 29, 2003 and 409,286,000 shares at December 28, 2002	4.1	4.1
Treasury stock, at cost: 15,503,000 shares at March 29, 2003 and 16,215,000 shares at December 28, 2002	(448.9)	(469.5)
Guaranteed ESOP obligation	(194.4)	(194.4)
Capital surplus	1,537.9	1,546.6
Accumulated other comprehensive loss	(44.6)	(44.6)
Retained earnings	4,278.1	4,104.4

Total shareholders’ equity	5,378.8	5,197.0

Total liabilities and shareholders’ equity	$9,665.6	$9,645.3

CVS CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	13 Weeks Ended
In millions	March 29, 2003	March 30, 2002
Cash flows from operating activities:
Net earnings	$196.3	$175.7
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	82.6	75.0
Deferred income taxes and other noncash items	5.1	40.4
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(67.8)	(42.7)
Inventories	146.2	(179.7)
Other current assets	(2.3)	2.0
Other assets	2.0	(0.9)
Accounts payable	(89.1)	(20.6)
Accrued expenses	(88.7)	0.4
Other long-term liabilities	(0.7)	0.1

Net cash provided by operating activities	183.6	49.7

Cash flows from investing activities:
Additions to property and equipment	(176.0)	(377.9)
Proceeds from sale-leaseback transactions	—	135.5
Acquisitions (net of cash acquired) and investments	(52.1)	(14.0)
Proceeds from sale or disposal of assets	7.5	2.6

Net cash used in investing activities	(220.6)	(253.8)

Cash flow from financing activities:
(Reductions in) additions to short-term borrowings	(4.8)	429.0
Dividends paid	(22.6)	(22.5)
Reductions in long-term debt	(0.1)	(0.2)
Proceeds from exercise of stock options	12.2	15.0

Net cash (used in) provided by financing activities	(15.3)	421.3

Net (decrease) increase in cash and cash equivalents	(52.3)	217.2
Cash and cash equivalents at beginning of period	700.4	236.3

Cash and cash equivalents at end of period	$648.1	$453.5